Exhibit 99.1

GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 31, 2011	James A. Graner (612) 623-6635
GRACO REPORTS FOURTH QUARTER AND ANNUAL SALES AND EARNINGS
STRONG SALES GROWTH IN ALL SEGMENTS AND REGIONS
MINNEAPOLIS, MN (January 31, 2011) - Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended December 31, 2010.
Summary
$ in millions except per share amounts

	Quarter Ended			Year Ended
	Dec 31,	Dec 25,	%	Dec 31,	Dec 25,	%
	2010	2009	Change	2010	2009	Change

Net Sales	$197.3	$146.3	35%	$744.1	$579.2	28%
Net Earnings	27.0	17.2	57%	102.8	49.0	110%
Diluted Net Earnings per Common Share	$0.44	$0.28	57%	$1.69	$0.81	109%
•	Sales growth in all segments and regions exceeded 30 percent for the quarter and 20 percent for the year.

•	Sales in the Lubrication segment grew 52 percent for the quarter and 35 percent for the year.

•	Gross margin rate was 1 1/2 percentage points higher for the quarter and 3 1/2 points higher for the year.

•	Operating expenses as a percentage of sales for the quarter were 1 percentage point lower than last year. For the year, operating expenses as a percentage of sales were 4 percentage points lower than last year.

•	Return on sales was 14 percent for both the quarter and the year, up from 12 percent for the quarter and 8 1/2 percent for the year in 2009.
“The global industrial recovery, along with our investments in new products, innovative technologies and commercial capabilities to support geographic expansion, led to improved results in 2010,” said Patrick J. McHale, President and Chief Executive Officer. “Sales growth was strong in all divisions and regions, including a 46 percent increase in Asia Pacific.”
Consolidated Results
For the quarter, sales increased 35 percent in the Americas, 33 percent in Europe (42 percent at consistent translation rates), and 37 percent in Asia Pacific (33 percent at consistent translation rates). For the year, sales increased 24 percent in the Americas, 25 percent in Europe (29 percent at consistent translation rates) and 46 percent in Asia Pacific (41 percent at consistent translation rates). There were 53 weeks in our fiscal 2010, including 14 weeks in the fourth quarter. There were 52 weeks in fiscal 2009, with 13 weeks in the fourth quarter. Translation rates did not have a significant impact on the total sales increase of 35 percent for the quarter and 28 percent for the year.
Gross profit margin, expressed as a percentage of sales, was 54 1/2 percent for the quarter and 54 percent for the year. Last year, gross profit margin rate was 53 percent for the quarter and 50 1/2 percent for the year. Improvement in both the quarter and the year is mainly from higher production volumes. Other factors contributing to improvement
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in the gross margin rate included selling price increases and lower pension costs in 2010, and costs related to workforce reductions that lowered the 2009 rate.
Total operating expenses increased $16 million for the quarter and $32 million for the year due to higher levels of business activity and improved results. Higher incentives expense accounted for approximately half of the increase for the quarter and two-thirds of the increase for the year. Operating expenses as a percentage of sales decreased to 35 1/2 percent from 36 1/2 percent for the quarter and decreased to 33 1/2 percent from 37 1/2 percent for the year.
The effective income tax rate was 26 percent for the quarter and 31 percent for the year, compared to 23 1/2 percent and 29 percent for the comparable periods last year. In both 2010 and 2009, the effective rate for the quarter was lower than the annual rate because the federal R&D tax credit was not renewed until the fourth quarter and no credits were included in the first three quarters. The effect of the federal R&D tax credit in 2010 was lower as a percentage of pre-tax earnings compared to last year.
Segment Results
Certain measurements of segment operations are summarized below:

	Quarter Ended			Year Ended
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication

Net sales (in millions)	$113.1	$61.6	$22.6	$409.6	$256.6	$77.9
Net sales percentage change from last year	31%	36%	52%	31%	23%	35%
Operating earnings as a percentage of net sales
2010	31%	8%	11%	31%	14%	11%
2009	27%	10%	3%	22%	14%	(5) %
Industrial segment sales increased 31 percent for both the quarter and the year. Sales growth for the quarter was consistent across regions. For the year, sales increased 49 percent in Asia Pacific (44 percent at consistent translation rates), 26 percent in the Americas and 24 percent in Europe (27 percent at consistent translation rates). Higher sales and the resulting increase in production volume led to improvement in operating earnings as a percentage of sales.
Contractor segment sales increased 36 percent for the quarter and 23 percent for the year. Sales for the quarter increased 35 percent in the Americas, 42 percent in Europe (52 percent at consistent translation rates) and 28 percent in Asia Pacific (24 percent at consistent translation rates). For the year, sales increased 22 percent in the Americas and 24 percent in both Europe and Asia Pacific (29 percent in Europe and 18 percent in Asia Pacific at consistent translation rates). Operating margin percentages in this segment were held down by costs and expenses related to new product introductions and expanding distribution.
Lubrication segment sales increased 52 percent for the quarter and 35 percent for the year. Sales for the quarter increased 43 percent in the Americas, 63 percent in Europe and 92 percent in Asia Pacific. For the year, sales increased 23 percent in the Americas, 56 percent in Europe and doubled in Asia Pacific. Sales of industrial lubrication products contributed significantly to the strong growth for the segment. For both the quarter and the year, higher sales and the resulting increase in production volume led to improved operating earnings as a percentage of sales.
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Outlook
“We expect to build on momentum created in 2010,” said Patrick J. McHale, President and Chief Executive Officer. “In 2011, we intend to expand our capital resources, make additional share repurchases and continue to evaluate acquisition prospects. We will continue to pursue our growth strategies including product development, international expansion, entering new markets and strategic acquisitions.”
Cautionary Statement Regarding Forward-Looking Statements
A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time it is made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.
The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2009 (and most recent Form 10-Q, if applicable) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.
Conference Call
Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, February 1, 2011, at 11:00 a.m. ET, to discuss Graco’s fourth quarter and year-end results.
A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.
For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on February 1, 2011, by dialing 800.406.7325, Conference ID #4399746, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3030, with the same Conference ID #. The replay by telephone will be available through February 4, 2011.
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.
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GRACO INC. AND SUBSIDIARIES
Consolidated Statement of Earnings (Unaudited)

	Quarter Ended		Year Ended
	Dec 31,	Dec 25,	Dec 31,	Dec 25,
	2010	2009	2010	2009
Net Sales	$197,293	$146,312	$744,065	$579,212
Cost of products sold	89,621	68,973	340,620	286,396

Gross Profit	107,672	77,339	403,445	292,816
Product development	9,490	8,954	37,699	37,538
Selling, marketing and distribution	40,816	28,736	135,903	115,550
General and administrative	19,563	15,944	76,702	65,261

Operating Earnings	37,803	23,705	153,141	74,467
Interest expense	1,025	1,119	4,184	4,854
Other expense, net	270	57	417	946

Earnings Before Income Taxes	36,508	22,529	148,540	68,667
Income taxes	9,500	5,300	45,700	19,700

Net Earnings	$27,008	$17,229	$102,840	$48,967

Net Earnings per Common Share
Basic	$0.45	$0.29	$1.71	$0.82
Diluted	$0.44	$0.28	$1.69	$0.81

Weighted Average Number of Shares
Basic	59,944	59,980	60,209	59,865
Diluted	60,700	60,518	60,803	60,229
Segment Information (Unaudited)

	Quarter Ended		Year Ended
	Dec 31,	Dec 25,	Dec 31,	Dec 25,
	2010	2009	2010	2009
Net Sales
Industrial	$113,080	$86,127	$409,569	$312,935
Contractor	61,647	45,331	256,588	208,544
Lubrication	22,566	14,854	77,908	57,733

Total	$197,293	$146,312	$744,065	$579,212

Operating Earnings
Industrial	$35,032	$23,048	$126,266	$68,310
Contractor	5,113	4,532	36,952	28,952
Lubrication	2,571	441	8,897	(2,907)
Unallocated corporate (expense)	(4,913)	(4,316)	(18,974)	(19,888)

Total	$37,803	$23,705	$153,141	$74,467

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GRACO INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands)

	Dec 31,	Dec 25,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$9,591	$5,412
Accounts receivable, less allowances of $5,600 and $6,500	124,593	100,824
Inventories	91,620	58,658
Deferred income taxes	18,647	20,380
Other current assets	7,957	3,719

Total current assets	252,408	188,993

Property, Plant and Equipment
Cost	344,854	334,440
Accumulated depreciation	(210,669)	(195,387)

Property, plant and equipment, net	134,185	139,053

Goodwill	91,740	91,740
Other Intangible Assets, net	28,338	40,170
Deferred Income Taxes	14,696	8,372
Other Assets	9,107	8,106

Total Assets	$530,474	$476,434

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$8,183	$12,028
Trade accounts payable	19,669	17,983
Salaries and incentives	34,907	14,428
Dividends payable	12,610	12,003
Other current liabilities	44,385	47,373

Total current liabilities	119,754	103,815

Long-term debt	70,255	86,260
Retirement Benefits and Deferred Compensation	76,351	73,705
Uncertain Tax Positions	-	3,000

Shareholders’ Equity
Common stock	60,048	59,999
Additional paid-in-capital	212,073	190,261
Retained earnings	44,436	11,121
Accumulated other comprehensive income (loss)	(52,443)	(51,727)

Total shareholders’ equity	264,114	209,654

Total Liabilities and Shareholders’ Equity	$530,474	$476,434

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GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Year Ended
	Dec 31,	Dec 25,
	2010	2009
Cash Flows From Operating Activities
Net Earnings	$102,840	$48,967
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	33,973	35,140
Deferred income taxes	(4,248)	(69)
Share-based compensation	10,024	9,369
Excess tax benefit related to share-based payment arrangements	(1,988)	(375)
Change in
Accounts receivable	(23,285)	28,420
Inventories	(32,997)	32,663
Trade accounts payable	1,670	(701)
Salaries and incentives	20,453	(2,893)
Retirement benefits and deferred compensation	(1,428)	(848)
Other accrued liabilities	(18)	(2,838)
Other	(3,873)	(303)

Net cash provided by operating activities	101,123	146,532

Cash Flows From Investing Activities
Property, plant and equipment additions	(16,620)	(11,463)
Proceeds from sale of property, plant and equipment	257	770
Investment in life insurance	(1,499)	(1,499)
Capitalized software and other intangible asset additions	(907)	(602)

Net cash used in investing activities	(18,769)	(12,794)

Cash Flows From Financing Activities
Borrowings on short-term lines of credit	10,584	10,824
Payments on short-term lines of credit	(13,789)	(17,209)
Borrowings on long-term line of credit	140,540	270,715
Payments on long-term line of credit	(156,545)	(364,455)
Excess tax benefit related to share-based payment arrangements	1,988	375
Common stock issued	12,794	6,571
Common stock repurchased	(24,218)	(187)
Cash dividends paid	(48,146)	(45,444)

Net cash provided by (used in) financing activities	(76,792)	(138,810)

Effect of exchange rate changes on cash	(1,383)	(1,635)

Net increase (decrease) in cash and cash equivalents	4,179	(6,707)
Cash and cash equivalents:
Beginning of year	5,412	12,119

End of year	$9,591	$5,412

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